Exhibit 99.1

Date:    September 23, 2014
Contact:    Thomas S. Irwin    (954) 987-4000 ext. 7560
Victor H. Mendelson    (305) 374-1745 ext. 7590
Carlos L. Macau, Jr.    (954) 987-4000 ext. 7570

HEICO CORPORATION ELECTS TWO NEW OUTSIDE DIRECTORS
Hollywood, FL and Miami, FL - HEICO Corporation (NYSE: HEI.A and HEI) today announced that its Board of Directors has unanimously elected Thomas M. Culligan and Julie Neitzel to the Board effective immediately. The election of these two unaffiliated and “outside” directors brings Board membership to 11 people, 8 of whom are “outside” Directors under New York Stock Exchange rules.
Mr. Culligan has been in the Aerospace and Defense industry for more than forty years, serving in senior management positions at the Raytheon Company, Honeywell International and McDonnell Douglas Corporation. Prior to that, following service in the U.S. Air Force, Mr. Culligan was Legislative Director for U.S. Congressman Earl Hutto and Chief of Staff for a Florida Secretary of State.
From 2001 until December 2013, Mr. Culligan was Senior Vice President of the Raytheon Company for Business Development and Strategy. He was also concurrently the Chairman and Chief Executive Officer of Raytheon International, Incorporated. In these roles, he was responsible for worldwide sales and marketing, Raytheon’s international business and its government relations and operations. He was also responsible for developing and leading execution of Raytheon’s business strategy.
Prior to joining Raytheon, Mr. Culligan was Honeywell’s Vice President and General Manager of Defense and Space, with worldwide responsibility for all related sales, marketing and government relations. He also directed Honeywell’s aerospace operations in Europe, Russia, the Middle East and Africa, where he held line management and profit and loss responsibilities for the company’s defense aftermarket business and its technical services subsidiary.
Before joining Honeywell, Mr. Culligan held executive positions with McDonnell Douglas, including Corporate Vice President of Program Development and Marketing and Vice President and General Manager of Government Affairs.
Mr. Culligan earned a bachelor’s degree in government and a master’s degree in public administration from Florida State University, where he received his ROTC commission. He also attended professional courses at Harvard University and the Wharton School at the University of Pennsylvania.
Julie Neitzel is a Partner with WE Family Offices, an independent, financial advisory and wealth management firm, which was recently named by Forbes and the Financial Times as a leading U.S. wealth management firm. Ms. Neitzel advises entrepreneurs in areas including acquisition and financing of closely-held businesses, real estate portfolio acquisition and management, investment capital management, estate planning, beneficiary mentoring and education, in addition to other aspects of multi-generational planning.
Prior to joining WE Family Offices in 2013, she served as President of the Miami-based operation of GenSpring Family Offices, a leading wealth management firm. During her 10-year career at the firm, she was intricately involved in the firm’s growth and expansion efforts leading the business development team, supporting firm new office expansions and acquisitions, in addition to growing the Miami firm enterprise.
Her previous professional roles include Director of Trivest Partners, a private equity firm where she worked on the aviation portfolio company team and other firm matters; President of PLC Investments, a private investment company where she led the firm’s strategy on direct company investments, real estate and global financial market investments. Prior to those positions, she held key management roles with Citicorp, Chase Manhattan Bank and Clark Equipment Company.
Ms. Neitzel earned her MBA in Finance from American Graduate School of International Management (Thunderbird), and her Bachelor of Arts degree in International Studies from Bradley University, graduating magna cum laude.
Laurans A. Mendelson, HEICO’s Chairman and Chief Executive Officer, commented, “Julie and Tom bring to HEICO’s Board added expertise in Aerospace & Defense, acquisitions, corporate governance, finance, international marketing and management. Julie’s many years of acquisitions, banking and finance experience provide important perspective and know-how to the Board. Tom’s broad and deep Aerospace & Defense industry experience, coupled with his intimate knowledge of international sales and government relations, will add important insight and advice to our Board. The entire HEICO Board joins me in welcoming these two talented individuals.”
HEICO Corporation is engaged primarily in certain niche segments of the aviation, defense, space, medical, telecommunications and electronics industries through its Hollywood, Florida-based Flight Support Group and its Miami, Florida-based Electronic Technologies Group. HEICO's customers include a majority of the world's airlines and overhaul shops as well as numerous defense and space contractors and military agencies worldwide in addition to medical, telecommunications and electronics equipment manufacturers. For more information about HEICO, please visit our website at http://www.heico.com.